Exhibit 8

April 12, 2010

CBOE Holdings, Inc.
400 South LaSalle Street
Chicago, Illinois  60605

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to CBOE Holdings Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed Merger pursuant to an Agreement and Plan of Merger by and among Chicago Board Options Exchange, Incorporated, a Delaware corporation, the Company and CBOE Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

On the basis of such examination, and subject to the qualifications set forth below, we are of the opinion that the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Restructuring Transaction and the Post-Restructuring Special Dividend,” insofar as such statements constitute a description of the material United States federal tax laws referred to therein, accurately summarize (subject to the qualifications contained therein) in all material respects the material United States federal tax laws referred to therein.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters.”

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Larry Jacobson
Larry Jacobson